Exhibit 13
Financial Statements and Supplemental Schedule
U.S. Bank 401(k) Savings Plan
Years Ended December 31, 2005 and 2004

U.S. Bank 401(k) Savings Plan
Financial Statements and Supplemental Schedule
Years Ended December 31, 2005 and 2004

Report of Independent Registered Public Accounting Firm
The Benefits Administration Committee
U.S. Bancorp and
      the Participants of the U.S. Bank 401(k) Savings Plan
We have audited the accompanying statements of net assets available for benefits of the U.S. Bank 401(k) Savings Plan as of December 31, 2005 and 2004, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Plan’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan at December 31, 2005 and 2004, and the changes in its net assets available for benefits for the years then ended, in conformity with U.S. generally accepted accounting principles.
Our audits were performed for the purpose of forming an opinion on the financial statements taken as a whole. The accompanying supplemental schedule of assets (held at end of year) as of December 31, 2005, is presented for purposes of additional analysis and is not a required part of the financial statements but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This supplemental schedule is the responsibility of the Plan’s management. The supplemental schedule has been subjected to the auditing procedures applied in our audits of the financial statements and, in our opinion, is fairly stated in all material respects in relation to the financial statements taken as a whole.
/s/ Ernst & Young LLP
Minneapolis, Minnesota
June 14, 2006

U.S. Bank 401(k) Savings Plan
Statements of Net Assets Available for Benefits

	December 31
	2005	2004
Assets
Cash	$190,052	$45,034
Investments, at fair value	2,907,696,615	2,935,481,829
Accrued income	14,811,974	14,260,768
Employer contribution receivable	53,000,514	48,563,697
Due from broker for securities sold	1,833,983	—

Total assets	2,977,533,138	2,998,351,328

Liabilities
Due to broker for securities purchased	—	4,156,671
Accrued expenses	397,056	332,519

Total liabilities	397,056	4,489,190

Net assets available for benefits	$2,977,136,082	$2,993,862,138

See accompanying notes.

U.S. Bank 401(k) Savings Plan
Statements of Changes in Net Assets Available for Benefits

	Year Ended December 31
	2005	2004
Additions:
Investment income:
Net appreciation in fair value of investments	$6,258,004	$215,243,376
Interest and dividend income	19,187,426	15,750,382
Dividends from U.S. Bancorp	57,371,993	50,549,948

Contributions:
Employer	53,005,093	48,563,697
Participants	122,900,217	107,715,583

Transfer from plan of acquired company	6,919,854	—
Other additions	—	113,237

	265,642,587	437,936,223

Deductions:
Distributions to participants	278,538,159	422,305,852
Administrative expenses	3,830,484	3,623,459

	282,368,643	425,929,311

Net (decrease) increase	(16,726,056)	12,006,912

Net assets available for benefits at beginning of year	2,993,862,138	2,981,855,226

Net assets available for benefits at end of year	$2,977,136,082	$2,993,862,138

See accompanying notes.

U.S. Bank 401(k) Savings Plan
Notes to Financial Statements
December 31, 2005
1. Description of the Plan
The following description of the U.S. Bank 401(k) Savings Plan (the Plan) provides only general information. Participants should refer to the Plan’s Summary Plan Description for a more complete description of the Plan’s provisions. This handbook can be reviewed by visiting the U.S. Bank Retirement Program Web site at www.yourbenefitsresources.com/usbank.
The Plan is a defined contribution retirement plan covering substantially all employees of U.S. Bancorp and its subsidiaries (the Company). Effective January 1, 2004, employees who are scheduled to work at least 20 hours per week are eligible to participate in the Plan on the first day of the month following three full months of continuous service. Effective July 1, 2005, the Plan was amended to allow employees to participate in the Plan as of the next enrollment date following their date of hire. In addition, eligible employees are automatically enrolled in the Plan with a salary deferral of 2% of eligible compensation, unless the employee elects otherwise. Each participant may elect to contribute up to a maximum of 50% of their annual eligible compensation each year up to Internal Revenue Service (IRS) limits. These contributions are deposited in the Plan semimonthly.
The Company contributes a matching contribution equal to 100% of each participant’s contribution up to 4% of their annual eligible compensation. A participant becomes eligible for employer matching contributions on the first day of the month following completion of one full year of service in which they have worked at least 1,000 hours. In addition, in order to receive employer matching contributions, a participant must be actively employed in an eligible position on the last business day of the year. Matching contributions are deposited in the Plan annually and invested in the U.S. Bancorp Stock Fund. The Company may make additional discretionary contributions to the Plan. In 2005 and 2004, nominal discretionary contributions were made to the Plan.
Participants may elect to have their account balances invested in various investment funds and are immediately 100% vested in their entire account. Each participant’s account is credited with the participant’s contributions, the related matching contribution, and an allocation of the earnings of the funds in which the participant has elected to invest. Earnings allocations are based upon participant account balances, as defined.
The Plan contains provisions allowing participants to borrow from their account. Participants may have only two loans outstanding at a time. The minimum loan is $1,000, and the maximum is the lesser of 50% of the participant’s account balance or $50,000 minus the participant’s highest outstanding loan balance during the past 12 months.

U.S. Bank 401(k) Savings Plan
Notes to Financial Statements (continued)
1. Description of the Plan (continued)
Effective January 1, 2005, if a distribution of a participant’s total account exceeds $1,000 but does not exceed $5,000 and the participant does not elect to roll over the distribution or receive the distribution directly, the participant’s account balance will be rolled into an IRA.
U.S. Bancorp has the right, under the Plan, to suspend or terminate the Plan at any time. In the event of a termination of the Plan, all participant account balances are eligible for distribution.
The Plan includes an employee stock ownership plan (ESOP) fund. Dividends paid on U.S. Bancorp common stock held in the ESOP are reinvested in the ESOP fund unless the participant elects to have dividends paid directly to them.
Mergers
Effective December 1, 2005, the Genpass 401(k) Savings Plan, with total assets of $6,919,854, merged with the Plan.
2. Significant Accounting Policies
Accounting Method
The financial statements have been prepared on the accrual basis in conformity with accounting principles generally accepted in the United States of America.
Investments
Investments are stated at aggregate fair value. Securities that are traded on a national securities exchange or that are actively traded in local over-the-counter markets are valued at the last reported sales price of the year; securities traded in the national over-the-counter market are valued at the last reported bid price of the year. The fair value of participation interests in collective funds is based on the quoted redemption value on the last business day of the year. Participant notes receivable are valued at their principal balance, which approximates fair value.
Brokers’ commissions and other expenses incurred upon the purchase of securities are included in the cost of the securities. Brokers’ commissions and other expenses incurred upon the sale of securities are reflected as a reduction in the proceeds from the sale.

U.S. Bank 401(k) Savings Plan
Notes to Financial Statements (continued)
2. Significant Accounting Policies (continued)
The change from the beginning to the end of the year in the difference between current value and the cost of investments is reflected in the statements of changes in net assets available for benefits as net appreciation or depreciation in fair value of investments.
The net gain (loss) on sales of securities is the difference between the proceeds received and the average cost of investments sold. Purchases and sales of securities are recorded on the trade date. If a trade is open at the end of the year, due to or from broker is reflected in the statements of net assets available for benefits. The net gain (loss) on sales of securities is reflected in the statements of changes in net assets available for benefits as net appreciation or depreciation in fair value of investments.
Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.
Risks and Uncertainties
The Plan’s investments are exposed to various risks, such as interest rate, market, and credit risks. Due to the level of risk associated with certain investments and the level of uncertainty related to changes in the values of investments, it is at least reasonably possible that changes in risks in the near term would materially affect the amounts reported in the statements of net assets available for benefits and the statements of changes in net assets available for benefits.

U.S. Bank 401(k) Savings Plan
Notes to Financial Statements (continued)
3. Investments
During 2005 and 2004, the Plan’s total investments appreciated (depreciated) in fair value as shown below:

Net Realized
and Unrealized
Appreciation
(Depreciation)
in Fair Value
During Year
Year ended December 31, 2005:
Mutual funds	$69,022,738
U.S. Bancorp common stock	(68,185,612)
Piper Jaffray common stock	(3,539,400)
Collective investment funds	8,948,877
Insurance policies	11,401

$6,258,004

Year ended December 31, 2004:
Mutual funds	$114,469,434
U.S. Bancorp common stock	89,303,125
Piper Jaffray common stock	3,090,318
Collective investment funds	8,380,499

$215,243,376

The Plan’s investments are held in various trust accounts administered by U.S. Bank, a subsidiary of U.S. Bancorp. Investments that represent 5% or more of the Plan’s net assets are as follows:

December 31, 2005:
U.S. Bancorp common stock, 44,684,791 shares	$1,335,628,403
U.S. Bank Stable Asset Fund, 7,198,281 shares	247,332,919
First American Funds, Inc. Equity Index Fund, 8,863,272 shares	206,957,393
First American Funds, Inc. Large Cap Value Fund, 9,949,161 shares	193,710,173

December 31, 2004:
U.S. Bancorp common stock, 47,547,125 shares	$1,489,175,955
U.S. Bank Stable Asset Fund, 7,606,083 shares	252,217,720
First American Funds, Inc. Equity Index Fund, 10,110,587 shares	229,207,011
First American Funds, Inc. Large Cap Value Fund, 10,059,334 shares	191,429,117

U.S. Bank 401(k) Savings Plan
Notes to Financial Statements (continued)
4. Transactions With Parties in Interest
On December 31, 2005 and 2004, the Plan owned 44,684,791 and 47,547,125 shares of U.S. Bancorp common stock, respectively.
The Plan also participates in a collective investment fund, First American Funds, Inc., First American Investment Funds, Inc., and First American Strategy Funds, Inc., all of which are managed by a subsidiary of U.S. Bancorp.
Fees paid for trust services rendered by parties in interest were based on customary and reasonable rates for such services.
Other expenses incurred represent professional fees paid to the Plan’s benefit consultants and the costs of printing enrollment materials, summary plan descriptions, and other miscellaneous items. These expenses were paid directly by the Plan for the years ended December 31, 2005 and 2004.
5. Income Tax Status
The Plan has received a determination letter from the IRS dated August 24, 2004, stating that the Plan is qualified under Section 401(a) of the Internal Revenue Code (the Code) and, therefore, the related trust is exempt from taxation. Subsequent to this issuance of the determination letter, the Plan was amended. Once qualified, the Plan is required to operate in conformity with the Code to maintain its qualification. The plan sponsor has indicated that it will take the necessary steps, if any, to bring the Plan’s operations into compliance with the Code.

Supplemental Schedule

U.S. Bank 401(k) Savings Plan
EIN: 41-0255900
Plan #004
Schedule H, Line 4i — Schedule of Assets (Held at End of Year)
December 31, 2005

Identity of Issue, Borrower,	Description of Investment Including Maturity Date,	Current
Lessor, or Similar Party	Rate of Interest, Par, or Maturity Value	Value
Mutual funds:
First American Funds, Inc.*	2,238,845 shares of Prime Obligations Fund	$2,238,845

First American Investment Funds, Inc.*	8,983,164 shares of Core Bond Fund	98,994,468
	8,863,272 shares of Equity Index Fund	206,957,393
	692,216 shares of International Government Bond Fund	5,648,485
	5,585,422 shares of International Fund	71,660,961
	1,747,661 shares of Large Cap Growth Opportunity Fund	52,272,546
	9,949,161 shares of Large Cap Value Fund	193,710,173
	2,733,393 shares of Mid Cap Growth Opportunity Fund	111,385,750
	4,450,107 shares of Mid Cap Value Fund	107,514,593
	846,289 shares of Small Cap Growth Opportunity Fund	17,729,753
	4,878,752 shares of Small Cap Select Fund	67,521,925
	8,610,654 shares of Small Cap Value Fund	117,621,531

First American Strategy Funds, Inc.*	2,379,664 shares of Strategy Aggressive Allocation Fund	26,771,221
	6,099,590 shares of Strategy Growth & Income Fund	63,923,698
	3,773,066 shares of Strategy Growth Allocation Fund	41,616,916
	1,297,942 shares of Strategy Income Fund	14,446,095

Hotchkis and Wiley Funds	435,361 shares of Large Cap Value Fund	10,191,802

PIMCO Funds	647,093 shares of Total Return Fund	6,794,477

T. Rowe Price Retirement Funds, Inc.	44,698 shares of Retirement Income Fund	556,935
	128,668 shares of Retirement 2010 Fund	1,874,699
	178,610 shares of Retirement 2020 Fund	2,791,669
	201,600 shares of Retirement 2030 Fund	3,324,391
	73,468 shares of Retirement 2040 Fund	1,217,361

TCW Funds, Inc.	151,560 shares of Select Equities Fund	3,078,184

Mellon Institutional Funds	388,507 shares of The Boston Co. Int'l Core Equity Fund	13,244,219
	186,961 shares of The Boston Co. Small Cap Value Fund	3,972,916

Vanguard	123,456 shares of Institutional Index Fund	14,075,243

William Blair Funds	100,576 shares of Small Cap Growth Fund	2,429,907

U.S. Bank 401(k) Savings Plan
EIN: 41-0255900
Plan #004
Schedule H, Line 4i — Schedule of Assets (Held at End of Year) (continued)

Identity of Issue, Borrower,	Description of Investment Including Maturity Date,	Current
Lessor, or Similar Party	Rate of Interest, Par or Maturity Value	Value
Collective investment funds:
U.S. Bancorp*	7,198,281 shares of U.S. Bank Stable Asset Fund	$247,332,919
State Street Global Advisors	179,519 shares of Mid Cap Fund Series A	4,000,757

Life insurance policies:
ING	1 policy	1,212
New England Mutual Life	2 policies	14,836
Northwestern Mutual Life	3 policies	108,952

Corporate stock:
U.S. Bancorp*	44,684,791 shares of common stock	1,335,628,403
Piper Jaffray	352,088 shares of common stock	14,224,355

Participant loans*	Principal loan amount, interest rates ranging from 3.75% to 11.50% with varied maturities from January 1, 2006 to March 31, 2030	42,819,025

Total assets held for investment purposes		$2,907,696,615

*Denotes party in interest to the Plan.